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Exhibit 5.1

[SIMPSON THACHER & BARTLETT LLP LETTERHEAD]

April 30, 2004

Northwest Airlines Corporation
Northwest Airlines, Inc.
2700 Lone Oak Parkway
Eagan, Minnesota 55192

Ladies and Gentlemen:

        We have acted as counsel to Northwest Airlines Corporation, a Delaware corporation, (the "Company"), and to Northwest Airlines, Inc., a Minnesota corporation (the "Guarantor"), in connection with the Registration Statement on Form S-3 (File No. 333-113623) (the "Registration Statement") filed by the Company and the Guarantor with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to the resale by certain selling security holders of up to $225,000,000 aggregate principal amount of the Company's 7.625% Convertible Senior Notes due 2023 (the "Notes") and 9,825,323 shares of the Company's Common Stock, par value $0.01 per share (the "Shares"), initially issuable upon conversion thereof and the guarantee issued by the Guarantor in connection with the Notes. The Notes were issued under an indenture dated as of November 4, 2003 (the "Indenture"), among the Company, the Guarantor and U.S. Bank National Association, as trustee (the "Trustee").

        We have examined the Registration Statement, the Indenture, the global note representing the Notes, the guarantee annexed to the Notes (the "Guarantee") and a copy of a specimen certificate representing the Shares. In addition, we have examined, and have relied as to matters of fact upon, the documents delivered to you at the closing and upon originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantor and have made such other investigations, as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

        In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

        Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

          1.     The Notes have been duly authorized, executed and issued by the Company and, assuming due authentication thereof by the Trustee, constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

          2.     The Guarantee has been duly authorized, executed and issued by the Guarantor and, assuming due authentication of the Notes by the Trustee, constitutes the valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms.

          3.     The Shares initially issuable upon conversion of the Notes have been duly authorized and, when issued and delivered in accordance with the provisions of the Notes and the Indenture, will be validly issued, fully paid and nonassessable.

        Our opinions set forth in paragraphs 1 and 2 above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

        Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the laws of the State of Minnesota, we have relied upon the opinion of Michael L. Miller, Esq., Vice President, Law and Secretary of the Company, dated as of the date hereof.

        We do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States, the Delaware General Corporation Law and, to the extent set forth herein, the law of the State of Minnesota.

        We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

Very truly yours,
/s/ SIMPSON THACHER & BARTLETT LLP SIMPSON THACHER & BARTLETT LLP

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